Exhibit 11.1

CONSENT OF INDEPENDENT ACCOUNTING FIRM

The financial statements of Smart RX Systems, Inc. as of December 31, 2017, included in this offering circular, have been audited by Soto Accounting, as stated in the report appearing herein.

I agree to the inclusion in the offering circular of our report, dated July 18, 2018, on our audit of the financial statements of Smart RX Systems, Inc.

The auditor is an expert in accounting and auditing and possesses accounting and related financial management expertise, and consents to such reference in the offering circular to which this letter and report pertains.

/s/ Soto Accounting, LLC

Soto Accounting, LLC

July 18, 2018

4252 N. Cicero Ave. Chicago, IL 60641 | T: 312.715.8599 | F: 312.489.2344 | brian@sotoaccounting.com